SPRINGLEAF FINANCE, INC.
EXECUTIVE SEVERANCE PLAN

Springleaf Finance, Inc., an Indiana corporation (the “Company”), has adopted this Executive Severance Plan (the “Plan”), effective as of November 30, 2010 (the “Effective Date”).  This Plan replaces the American International Group, Inc. Amended and Restated Executive Severance Plan (the “Prior Plan”), which was in effect prior to the acquisition by FCFI Acquisition LLC of 80% of the outstanding shares of AGF Holding Inc., the sole stockholder of the Company, from AIG Capital Corporation, a wholly-owned subsidiary of American International Group, Inc. (“AIG”).

I.

Purpose

The Plan is maintained for the purpose of providing severance payments and benefits for a select group of management or highly compensated employees covered by this Plan whose employment is terminated under the circumstances set forth in this Plan.

II.

Term

The Plan shall be effective as of the Effective Date and continue until terminated by the Board of Directors of the Company (the “Board”) with 12 months’ notice to Eligible Employees in accordance with Section VIII below; provided that this Plan shall in no event terminate before the second anniversary of the Effective Date.

III.

Eligibility

The employees of the Company or its subsidiaries eligible to participate in this Plan at any time (together, the “Eligible Employees”) are Frederick W. Geissinger, Donald R. Breivogel, Jr., Robert A Cole, Raymond S. Brown, and George D. Roach (the “Initial Eligible Employees”).  The Company may from time to time designate other employees as “Eligible Employees,” subject to whatever restrictions on participation that the Company may impose.

IV.

Severance

Subject to Section IV.G below, an Eligible Employee shall be entitled to receive the benefits described in this Section IV if he or she experiences a “Covered Termination.”

A “Covered Termination” shall be:

(1)  An Eligible Employee’s termination of service during the term of this Plan for any reason other than the Eligible Employee’s: (a) death; (b) “Disability” (as defined in Section IV.K below); (c) resignation (other than a resignation for “Good Reason”, as described below); or (d) termination by the Company or its subsidiaries for “Cause” (as defined in Section IV.K below); and

(2)  An Eligible Employee’s termination of service during the term of this Plan as a result of resignation from his or her employment for “Good Reason” (as defined in Section IV.K below).

Unless otherwise stated in this Plan, for purposes of an Eligible Employee’s employment under this Plan, “termination” of employment or service shall mean the date upon which the Eligible Employee ceases to perform his or her employment duties and responsibilities for the Company and/or each of its subsidiaries, as such termination is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, to the extent consistent with the foregoing, shall be the “last day worked/end work date” that is coded in the payroll system applicable to the Eligible Employee.

A.

Accrued Wages and Expense Reimbursements

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall receive: (1) accrued wages due through the date of termination in accordance with the Eligible Employee’s employer’s normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred by the Eligible Employee prior to the date of termination in accordance with Company policy (and for which the Eligible Employee has submitted proper documentation as may be required by the Company) and (3) any accrued but unused vacation pay in a lump sum.

B.

Severance Installments

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall receive severance equal to the sum of the following, divided by 12, and then multiplied by the number of months in the “Severance Period” (as defined below) applicable to the Eligible Employee:

(1)  Annual base salary as of the date of termination; plus

(2)  The average of the Eligible Employee’s “Annual Cash Bonuses” (as defined below) awarded and paid with respect to the three most recently completed calendar years preceding the calendar year in which termination occurs (including any year in which the bonus was zero); provided that:  (a) if the date of termination occurs during a calendar year before the time that Annual Cash Bonuses have generally been paid out to employees for the prior calendar year’s performance, the average shall be computed based on the second, third and fourth calendar years prior to the calendar year in which the termination occurs, (b) if the Eligible Employee was not employed for all years that would otherwise be included in the average, the average shall be computed based on each such year in which the Eligible Employee was employed and (c) if the Eligible Employee earns or is awarded no bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the average shall be computed by using the three most recently completed calendar years preceding the calendar year of termination in which such condition did not apply.  “Annual Cash Bonus” means any performance based, year-end cash bonus or a cash bonus in lieu of a year-end cash bonus, and the amount of any Annual Cash Bonus awarded and paid shall include any amount of such bonus voluntarily deferred by the Eligible Employee.

Such severance amount shall be paid over the number of months in the Severance Period in substantially equal weekly, biweekly, or monthly installments (each, a “Severance Installment”) in accordance with the Eligible Employee’s employer’s normal payroll practices.

The “Severance Period” shall be one month per year of service with the Company up to a maximum of 12 months, except that (a) no Eligible Employee shall have a Severance Period of less than six months regardless of years of service and (b) any Eligible Employee who was also eligible to receive benefits under the Prior Plan immediately prior to the Effective Date shall be entitled to a Severance Period that is no shorter than what would have been provided to such Eligible Employee under the terms of the Prior Plan if such Eligible Employee had been terminated on December 31, 2007.   The Severance Period for the Initial Eligible Employees, other than Frederick W. Geissinger, is 12 months; the Severance Period for Frederick W. Geissinger is 13 months because he is a grandfathered employee under (b) above.

C.

 Equity and Senior Partners Plan Vesting

If an Eligible Employee experiences a Covered Termination, the Eligible Employee’s Severance Period will be treated as continued employment for the purpose of outstanding restricted stock units (“RSUs”), performance RSUs that are earned but unvested under the Partners Plan (but excluding any performance RSUs for performance periods ending on or after the year of termination) and options, in each case that would otherwise have vested or become exercisable during the Severance Period had the Eligible Employee’s employment not terminated.  Such awards shall otherwise continue to be subject to the terms and conditions of the applicable plan and award agreement, provided that, for purposes of the commencement and measurement of the post-termination exercise period (if any as approved in accordance with the plan and award agreement) applicable to any stock options held by the Eligible Employee as of the date of termination, the last day of the Severance Period will be considered the date of termination.  To the extent an RSU or option does not vest upon the last day of the Severance Period such award shall be forfeited for no consideration.

D.

Continued Health Coverage and Participation in Retiree Health

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall be entitled to participate during the Severance Period in the applicable Company-provided health plans for active employees in which the Eligible Employee participated prior to termination by paying on an after-tax basis the applicable employee contribution charged to active employees receiving similar coverage.  If the Eligible Employee participates in such plan, the actuarial cost of such coverage in excess of the applicable employee contribution paid by the Eligible Employee, as determined by the Company, shall be imputed as taxable income to the Eligible Employee.  Upon the last day of the Severance Period, the Eligible Employee shall be treated as having had a termination event as of the date that the Severance Period ends for purposes of continuing coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

If an Eligible Employee experiences a Covered Termination, the Eligible Employee’s Severance Period (but not including any period of coverage under COBRA) shall be treated as a period of employment service (in connection with both the age and service requirements) for purposes of determining the Eligible Employee’s eligibility to participate, in and to calculate the amount of, the Company contribution towards any Company retiree health plan.  For these purposes, the Eligible Employee’s deemed period of employment service shall end as of the last day of the Severance Period.  If the Eligible Employee would not have satisfied the eligibility requirements to participate in any Company retiree health plan but for the preceding treatment of the Severance Period as a period of employment service, the actuarial cost of such retiree health coverage in excess of any contribution paid by the Eligible Employee, as determined by the Company, shall be imputed as income for all periods in which such retiree health coverage is provided.  If, however, the Eligible Employee satisfies the eligibility requirements to participate in any Company retiree health plan on the basis of the Eligible Employee’s age and years of service on or before the date of termination, then no such income imputation shall occur with respect to retiree health coverage.

E.

Additional Non-qualified Pension Credits

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall be entitled to additional service credit and credit for additional age, in each case in an amount equal to the length of the Severance Period, for purposes of calculating the Eligible Employee’s benefit amounts, and determining vesting and eligibility for retirement (including early retirement), under the Company’s non-qualified pension plans (plans that are not intended to be qualified under the provisions of Code section 401) in which such Eligible Employee was actively participating immediately prior to his or her date of termination.  For the avoidance of doubt, no Severance Installments pursuant to Section IV.B of this Plan shall be included in the calculation of any benefits of an Eligible Employee under any non-qualified pension plan of the Company.  Eligible Employees shall commence payments under such non-qualified pension plans at the time specified in the applicable plan, determined as if “Qualified Plan Retirement Income” (as defined in the applicable plan) began to be paid immediately following the Eligible Employee’s date of termination.

F.

Continued Life Insurance and Participation in Retiree Life

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall be entitled to participate during the Severance Period in the group life insurance benefits generally available to active employees of the Company.  The Eligible Employee shall be required to pay the costs of such coverage on the same basis as prior to the date of termination.  Any portion of the premium paid by the Company shall be imputed as taxable income to the Eligible Employee.  If an Eligible Employee experiences a Covered Termination, the Eligible Employee’s Severance Period shall be treated as a period of employment service (in connection with both the age and service requirements) for purposes of determining the Eligible Employee’s eligibility to participate in and to calculate the amount of a Company contribution towards any Company retiree life insurance coverage.  The Eligible Employee’s deemed period of employment service shall end as of the close of the Severance Period.  If the Eligible Employee would not have satisfied the eligibility requirements to participate in any Company retiree life insurance plan but for the treatment of the Severance Period as a period of employment service, the actuarial cost of such retiree life insurance coverage in excess of any contribution paid by the Eligible Employee, as determined by the Company, shall be imputed as income for all periods in which such retiree life insurance coverage is provided.  If, however, the Eligible Employee satisfies the eligibility requirement to participate in any Company retiree life insurance plan on the basis of the Eligible Employee’s age and years of service on or before the date of termination, no such income imputation shall occur with respect to retiree life insurance coverage.

G.

Limitations on Severance; Reductions of Severance

The amounts described in Subsections B through F of this Section IV (collectively referred to as “Severance”) are subject to the Eligible Employee’s continued compliance with any applicable release and/or restrictive covenant agreement (referred to generically as the “Release”) that the Company may require under other compensation arrangements, any applicable employment agreement or the release pursuant to this Subsection G of this Section IV or Section VI below.  Failure to execute or adhere to such a Release by the Eligible Employee shall result in a forfeiture of all Severance under this Plan.  (For the avoidance of doubt, any Severance Installment or other Severance benefit due under the terms of this Plan shall be forfeited to the extent such payment would have otherwise been due but for the Eligible Employee’s failure to provide the Company with a duly executed and effective Release.)  Nothing herein shall preclude the Company in its sole discretion from requiring the Eligible Employee to enter into other such releases or agreements as a condition to receiving Severance under this Plan.

In addition, notwithstanding anything to the contrary in this Plan, but subject to this Subsection G of this Section IV, if an Eligible Employee experiences a Covered Termination, the Eligible Employee’s Severance shall be reduced by the sum of all amounts paid or payable to the Eligible Employee (including salary, bonus and other incentive compensation and taxable benefits and perquisites) by any person, corporation or other entity (other than the Company or any subsidiary of the Company) to the extent that (1) such amounts relate to services of any kind to be rendered by the Eligible Employee to or on behalf of such person, corporation or other entity and (2) either (x) such amounts are paid or payable during the Eligible Employee’s Severance Period or (y) the Eligible Employee renders such services, and such amounts are attributable to the services rendered, during the Eligible Employee’s Severance Period (the amounts referred to in this sentence are collectively referred to as “Severance Offset Amounts”).  For the avoidance of doubt, Severance Offset Amounts may include, without limitation, equity-based compensation or compensation in or through other securities or other property (including, without limitation, partner, limited partner, profits or similar interests in an investment fund or other enterprise), consulting or other fees and pension or other deferred compensation.

Severance Offset Amounts, if applicable, shall reduce the components of the Eligible Employee’s Severance in the following order: (1) Severance Installments, beginning with the first such amounts scheduled to be paid; (2) any employer contribution to active employee life insurance coverage pursuant to Subsection F of this Section IV; and (4) the value of any additional service credit and credit for additional age under the Company’s non-qualified pension plans pursuant to Subsection E of this Section IV.  Severance Offset Amounts (including, without limitation, amounts paid or delivered other than in cash) shall be determined by the Company in its sole discretion.

Furthermore, notwithstanding anything to the contrary in this Plan, but subject to this Subsection G of this Section IV, if an Eligible Employee experiences a Covered Termination, and the Eligible Employee subsequently becomes eligible to receive health insurance coverage from an employer (other than the Company or any subsidiary of the Company) or otherwise, any employer contribution to active employee health coverage pursuant to Subsection D of this Section IV shall immediately terminate and be forfeited.

The Company shall require and condition payment of any Severance on the Eligible Employee’s execution of a release as set forth in Section VI below.

H.

Timing of Payments and Delay for Specified Employees

Severance Installments shall commence on a payroll date of the Eligible Employee’s employer within 90 days following the Eligible Employee’s termination of employment.  With regard to any payments made under this Plan that are determined to constitute payments of non- qualified deferred compensation to which Code section 409A is applicable, the following rules shall apply:  Each Severance Installment shall be treated as a separate payment.  Any payment to be made to a person who the Plan Administrator determines is a “specified employee” (as defined in  Code section 409A(a)(2)(B)(i)) that would otherwise be payable or due before the date that is six months after such Eligible Employee’s date of “separation from service” (as that term is used for purposes of Code Section 409A) shall be delayed until the date that is six months after such separation from service date; and all payments that constitute payments of non-qualified deferred compensation for purposes of Code section 409A shall be paid at the time and in the manner that such payments would have been made assuming that severance payments hereunder commenced on the 90th day following the Eligible Employee’s separation from service, without regard to the time at which such Eligible Employee actually executed the Release and Restricted Covenant described in Section VI, below.

I.

Covenants and for “Cause” Terminations

Notwithstanding anything to the contrary in this Plan, if at any time (a) the Eligible Employee breaches any of the provisions of a Release or (b) the Plan Administrator determines that grounds existed, on or prior to the date of termination of the Eligible Employee’s employment with the Company, including prior to the Effective Date, for the Company to terminate the Eligible Employee’s employment for “Cause”:

(1)  No further payments or benefits shall be due under this Section IV; and

(2)  The Eligible Employee shall be obligated to repay to the Company, immediately and in a cash lump sum, the amount of any Severance Installments and other Severance benefits (other than any amounts received by the Eligible Employee under Sections IV.D, E or F) previously received by the Eligible Employee (which shall, for the avoidance of doubt, be calculated on a pre-tax basis);

provided that the Eligible Employee shall in all events be entitled to receive accrued wages, expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A above.

J.

No Rights

Other than as provided in this Section IV, an Eligible Employee shall have no rights to any compensation or any other benefits under this Plan.  All other benefits, if any, due to the Eligible Employee following the date of termination shall be determined in accordance with the plans, policies and practices of the Company or any subsidiary of the Company. Whether the Eligible Employee’s employment has terminated for purposes of any Company plan or arrangement shall be determined on the basis of the applicable terms of the plan or arrangement.

K.

Definitions

“Cause” shall mean, whether occurring prior to, or on or after the Effective Date:

(1)  The Eligible Employee’s failure to perform substantially his or her duties with the Company or any subsidiary of the Company (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness);

(2)  The Eligible Employee’s malfeasance or misconduct;

(3)  The Eligible Employee’s knowing and material violation of a provision of the Company’s Code of Conduct or the Code of Ethics for Principal Executive and Senior Financial Officers, as such codes may be in effect from time to time, or other policies regarding behavior of employees; or

(4)  The conviction of, or entry of a plea of guilty or no contest by the Eligible Employee with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element.

“Disability” shall mean a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 12 months during which a Eligible Employee qualifies for income replacement benefits under the applicable employer’s sponsored long-term disability plan for at least 3 months, or, if a Eligible Employee does not participate in such a plan, a period of disability during which the Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Good Reason” shall mean:

(1)  A diminution in the Eligible Employee’s duties or responsibilities such that they are (or the assignment to the Eligible Employee of any duties or responsibilities that are) inconsistent in any material and adverse respect with the Eligible Employee’s then title or offices;

(2)  A diminution in the Eligible Employee’s titles or offices (including, if applicable, membership on the Board of the Company) that is material and adverse to the Eligible Employee;

(3) A material reduction by the Company in the Eligible Employee’s rate of annual base salary; or

(4) A material reduction by the Company in the Eligible Employee’s annual target bonus opportunity.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (a) the Eligible Employee gives written notice to the Company of termination of employment within 30 days after the Eligible Employee first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within 30 days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) the Eligible Employee’s “separation from service” (within the meaning of Code section 409A) occurs no later than two years following the initial existence of one or more of the circumstances giving rise to Good Reason.

V.

No Duplication; Mitigation; Offset of Amounts Due

A.

No Duplication

This Plan is not intended to, and shall not, result in any duplication of payments or benefits to any Eligible Employee.  The Board shall be authorized to interpret this Plan to give effect to the preceding sentence.

B.

Mitigation

In order for an Eligible Employee to receive the Severance described in this Plan, the Eligible Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Plan.

VI.

Release and Restrictive Covenant Agreement

Subject to Section IV.G above, the Company may require and condition payment of the Severance on the Eligible Employee’s execution of a Release in the form attached to this Plan as Exhibit A (or, in the case of Covered Terminations on or after March 11, 2010, in the form attached to this Plan as Exhibit B), as such Release may be modified by the General Counsel of the Company or his or her designee; provided, however, that such Release must be executed within 60 days after the date of termination; provided, further, that if the local laws of a country or non-U.S. jurisdiction in which an Eligible Employee works would not permit all or a portion of the Release to be structured or executed in the applicable form attached hereto, the General Counsel of the Company or his or her designee shall have the discretion to create a release that incorporates as much of the Release as possible while also complying with such local laws.

VII.

Plan Administration

A.

Board

The Plan shall be interpreted, administered and operated by the Board, which shall have the complete authority, in its sole discretion, subject to the express provisions of this Plan, to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of this Plan.  All interpretations and decisions by the Board shall be final, conclusive and binding on all parties affected thereby, and shall supersede any decisions or actions by the “Claims Administrator” (as defined below).  Notwithstanding the foregoing, the Board shall have the right to delegate to any individual member of the Board or to any executive of the Company any of the Board’s authority under this Plan; provided, that no person shall act as Plan Administrator in any matter directly relating to his or her eligibility or amount of Severance under this Plan.  The Board and/or the member of the Board or the executive of the Company delegated any authority under this Plan shall be referred to in this Plan as the “Plan Administrator.”

B.

Expenses and Liabilities

All expenses and liabilities that the Plan Administrator and the Claims Administrator incur in connection with the administration of this Plan shall be borne by the Company.  The Plan Administrator and the Claims Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons in connection with such administration, and the Plan Administrator, the Claims Administrator, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board or any executive delegated by the Board as Plan Administrator, or the Claims Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, and all members of the Board and any executive delegated by the Board as the Plan Administrator and the Claims Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation to the extent permitted by (a) the Company’s charter; (b) the Company’s bylaws and (c) applicable law.

VIII.

Termination and Amendment

A.

Termination and Amendment

The Board may terminate this Plan in accordance with Section II of this Plan, provided that no termination shall adversely affect the payments or benefits to which any Eligible Employee has become entitled by virtue of a Covered Termination occurring before the time of termination of this Plan.  Any notice of termination shall be in accordance with Section VIII.C below.

B.

Amendment

The Board may amend this Plan in any manner, provided that, in the event an amendment is determined by the Board to be, in the aggregate, material and adverse to an Eligible Employee (taking into account any aspects of such amendments that are beneficial to the Eligible Employee), the Board shall provide 12 months’ notice to such Eligible Employee in accordance with Section VIII.C below (and no such change shall be effective before the second anniversary of the Effective Date).  In addition, the Board may, at any time, amend this Plan in any manner it determines in good faith is necessary or appropriate (1) to comply with applicable law or (2) to comply with applicable requirements of Code section 409A.  Any notice of amendment shall be in accordance with Section VIII.C below.

For the avoidance of doubt, amendments to comply with applicable law or applicable requirements of Code Section 409A may be material and adverse to Eligible Employees.  In addition, if an employee was not an Eligible Employee because he or she had an employment agreement (or other agreement or arrangement) that contemplated payment of severance with respect to any termination, the Board may amend this Plan to exclude such employee without notice to such employee (notwithstanding the expiration of such agreement or arrangement) if it determines that in good faith that such exclusion is necessary to comply with Code section 409A or other applicable law.

C.

Notice of Termination or Amendment

The Company shall be deemed to have provided any notice required by this Section VIII if the Company makes a reasonable, good faith effort to email or otherwise contact all Eligible Employees.  For the avoidance of doubt, notice shall be deemed to have been validly delivered to every Eligible Employee notwithstanding that certain individual Eligible Employees do not receive actual notice, if the Company makes reasonable, good faith efforts as provided in the preceding sentence.

IX.

Claims and Appeals Procedures

The following claim review and claim appeal procedures apply to all claims of any nature related to this Plan.  For purposes of this Plan, the “Claims Administrator” is the Company’s head of Human Resources, provided however, if the head of Human Resources position is vacant, the Chief Executive Officer of the Company shall appoint an individual to be the Claims Administrator.  The Claims Administrator, in his or her discretion, may delegate in writing the Claims Administrator responsibilities to a committee comprised of three individuals selected from among the human resources executives and human resources attorneys of the Company, who shall act as Claims Administrator.

A.

Initial Claim

To the extent that an Eligible Employee believes that he or she is entitled to a benefit under this Plan that such Eligible Employee has not received, such Eligible Employee may file a claim for benefits under this Plan, as provided in this Section IX of this Plan.

1.

Procedure for Filing a Claim

An Eligible Employee must submit a claim in writing on the appropriate claim form (or in such other manner acceptable to the Claims Administrator), along with any supporting comments, documents, records and other information, to the Claims Administrator in person or by messenger.

If an Eligible Employee fails to properly file a claim for a benefit under this Plan, the Eligible Employee shall be considered not to have exhausted all administrative remedies under this Plan, and shall not be able to bring any legal action for the benefit.  Claims and appeals of denied claims may be pursued by an Eligible Employee, or if approved by the Claims Administrator, by an Eligible Employee’s authorized representative.

2.

Initial Claim Review

The Claims Administrator shall conduct the initial claim review.  The Claims Administrator shall consider the applicable terms and provisions of this Plan and amendments to this Plan, and any information and evidence presented by the Eligible Employee and any other relevant information.

3.

Initial Benefit Determination

(a)

Timing of Notification on Initial Claim

The Claims Administrator shall notify an Eligible Employee about his or her claim within a reasonable period of time, but, in any event, within 90 days after the Plan Administrator or Claims Administrator, as the case may be, receives the Eligible Employee’s claim, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim.  If the Claims Administrator determines that an extension is needed, the Eligible Employee shall be notified before the end of the initial 90-day period.  The notification shall say what special circumstances require an extension of time.  The Eligible Employee shall be told the date by which the Claims Administrator expects to render the determination, which in any event shall be within 90 days from the end of the initial 90-day period.

If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information.  If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.

(b)

Manner and Content of Notification of Denied Claim

In the event the Claims Administrator denies an Eligible Employee’s claim for benefits, the Claims Administrator shall provide an Eligible Employee with written or electronic notice of any denial, in accordance with applicable U.S. Department of Labor regulations.  The notification shall include:

(i)  The specific reason or reasons for the denial;

(ii)  Reference to the specific provision(s) of this Plan on which the determination is based;

(iii)  A description of any additional material or information necessary for an Eligible Employee to revise the claim and an explanation of why such material or information is necessary; and

(iv)  A description of this Plan’s review procedures and the time limits applicable to such procedures.

4.

Claims Processing

In the event the Claims Administrator approves an Eligible Employee’s claim for benefits, the Claims Administrator shall provide the Release that the Eligible Employee must sign pursuant Section VI of this Plan, and shall coordinate with the applicable Company payroll department, the Company benefits department, and any other Company entity or counsel as necessary to implement the terms of Section IV of this Plan.

B.

Review of Initial Benefit Denial

1.

Procedure for Filing an Appeal of a Denial

Any appeal of a denial must be delivered to the Plan Administrator within 60 days after an Eligible Employee receives notice of denial.  Failure to appeal within the 60-day period shall be considered a failure to exhaust all administrative remedies under this Plan and shall make an Eligible Employee unable to bring a legal action to recover a benefit under this Plan.  An Eligible Employee’s appeal must be in writing, using the appropriate form provided by the Plan Administrator (or in such other manner acceptable to the Plan Administrator).  The request for an appeal must be filed with the Plan Administrator in person or by messenger, in either case, evidenced by written receipt or by first-class postage-paid mail and return receipt requested, to the Plan Administrator.

2.

Review Procedures for Denials

The Plan Administrator shall provide a review that takes into account all comments, documents, records and other information submitted by an Eligible Employee without regard to whether such information was submitted or considered in the initial benefit determination.  An Eligible Employee shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all relevant documents.

3.

Timing of Notification of Benefit Determination on Review

The Plan Administrator shall notify an Eligible Employee of the Plan Administrator’s decision within a reasonable period of time, but in any event within 60 days after the Plan Administrator receives the Eligible Employee’s request for review, unless the Plan Administrator determines that special circumstances require more time for processing the review of the adverse benefit determination.

If the Plan Administrator determines that an extension is required, the Plan Administrator shall tell an Eligible Employee in writing before the end of the initial 60-day period.  The Plan Administrator shall tell the Eligible Employee the special circumstances that require an extension of time, and the date by which the Plan Administrator expects to render the determination on review, which in any event shall be within 60 days from the end of the initial 60-day period.

If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information.  If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.

4.

Manner and Content of Notification of Benefit Determination on Review

The Plan Administrator shall provide a notice of this Plan’s benefit determination on review, in accordance with applicable U.S. Department of Labor regulations.  If an Eligible Employee’s appeal is denied, the notification shall include:

(a)

The specific reason or reasons for the denial;

(b)

Reference to the specific provision(s) of this Plan on which the determination is based; and

(c)

A statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents.

If an Eligible Employee’s appeal is approved, the Plan Administrator shall forward the claim to the Claims Administrator for processing in accordance with Section IX.A.4 above.

C.

Legal Action

An Eligible Employee cannot bring any action to recover any benefit under this Plan if the Eligible Employee does not file a valid claim for a benefit and seek timely review of a denial of that claim.

X.

Withholding Taxes

The Company may withhold from any amounts payable under this Plan such federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

XI.

Miscellaneous

A.

No Effect on Other Benefits

Any Severance received by an Eligible Employee under this Plan shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in this Plan.  With respect to any benefit plan, program, policy or agreement that takes into account only base salary as relevant compensation, only the portion of such Severance that is payable on account of annual base salary as of the date of termination as calculated in Section IV.B.1 shall be taken into account for purposes of such benefit plan, program, policy or agreement.

B.

Unfunded Obligation

Any Severance and benefits provided under this Plan shall constitute an unfunded obligation of the Company.  Severance Installments and other benefits paid under this Plan will be made, when due, entirely by the Company from its general assets.  This Plan shall constitute solely an unsecured promise by the Company to provide Severance to Eligible Employees to the extent provided herein.  For the avoidance of doubt, any pension, health or life insurance benefits to which an Eligible Employee may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company.  This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the Company’s ability to amend, modify or terminate such other employee benefit plans.

C.

Employment Status

The Plan is not a contract of employment, does not guarantee the Eligible Employee employment for any specified period and does not limit the right of the Company or any subsidiary of the Company to terminate the employment of the Eligible Employee at any time for any reason or no reason or to change the status of any Eligible Employee’s employment or to change any employment policies.

D.

Section Headings

The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

E.

Governing Law

It is intended that this Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained for the purpose of providing benefits for a select group of management or highly compensated employees, and this Plan shall be administered in a manner consistent with such intent.  The Plan Administrator shall provide any documents relating to this Plan to the Secretary of the U.S. Department of Labor upon request.  The Plan and all rights under this Plan shall be governed and construed in accordance with ERISA, and, to the extent not preempted by federal law, with the laws of the State of Indiana.  The Plan shall also be subject to all applicable non-U.S. laws as to Eligible Employees located outside of the United States.  Without limiting the generality of this Section XI.E, it is intended that this Plan comply with Code section 409A, including any regulatory exceptions that may be applicable, such as the short-term deferral and separation pay exceptions.

In the event that any provision of this Plan is not permitted by the local laws of a country or jurisdiction in which an Eligible Employee works, such local law shall supersede that provision of this Plan with respect to that Eligible Employee.

F.

Assignment

This Plan shall inure to the benefit of and shall be enforceable by an Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If an Eligible Employee should die while any amount is still payable to the Eligible Employee under this Plan had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, or as determined by the Board, to the Eligible Employee’s estate.  An Eligible Employee’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

G.

Plan Year

This Plan shall be operated on a calendar year basis, so that its “plan year” (as that term is defined in Section 3(39) of ERISA) shall be the period beginning on January 1 and ending on December 31 each year, except that the first plan year shall be the short year running from November 30, 2010 until December 31, 2010.

EXHIBIT A

SPRINGLEAF FINANCE, INC.
RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between ________________________ (the “Employee”) and Springleaf Finance, Inc., an Indiana Corporation (the “Company”).

Each term defined in the Springleaf Finance, Inc. Executive Severance Plan (the “Plan”) has the same meaning when used in this Agreement.

I.

Termination of Employment

The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively “Springleaf”) shall terminate on _______________ (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for Springleaf and shall no longer report to work for Springleaf.  For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.

II.

Severance; Offset of Amounts Due

Subject to the following paragraph, the Employee shall receive Severance Installments (as defined in the Plan) in the gross amount of $_______________, less applicable tax and benefit withholdings paid out over ________ months (in substantially equal weekly, biweekly, or monthly installments) in accordance with Section IV.B of the Plan and Springleaf’s normal payroll practices.  The Severance Period (as defined in the Plan) shall end on ____________________, 20__ (the “Severance End Date”).  Solely for purposes of the Springleaf Finance, Inc. Excess Retirement Income Plan and any life insurance benefits provided pursuant to Section IV.F of the Plan, only that portion of the Severance Installments that is equal to the Employee’s regular salary installments at the time of the Termination Date shall be treated as “salary” (the remainder shall be treated as non-salary).  The Employee shall also be paid accrued wages, reimbursed expenses and ________ days of accrued, unused vacation pay as set forth in Section IV.A of the Plan.

The Employee’s Severance Installments (and other benefits as set forth in Sections IV.C through F of the Plan) shall be subject to reduction as set forth in Section IV.G of the Plan.

III.

Other Benefits

Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (including, without limitation, the Company’s right to alter the terms of such plans or programs).  No further deductions or employer matching contributions shall be made on behalf of the Springleaf 401(k) Plan (“401(k) Plan”) as of the last day of the pay period in which the Termination Date occurs.

The Employee shall no longer participate or be eligible for coverage under the Short-Term and Long-Term Disability programs, the 401(k) Plan, the Supplemental Incentive Savings Plan (“SISP”) or the Executive Deferred Compensation Plan (“EDCP”) (if applicable) after the Termination Date.  After the Termination Date, the Employee may decide, under the 401(k) Plan, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the 401(k) Plan.  Under the SISP and EDCP, no further deferrals will be permitted and a distribution because of termination of employment of the Employee’s entire account balance under the SISP  and EDCP will be paid after Termination Date pursuant to the terms of the SISP and EDCP.  The Employee shall not accrue vacation after the Termination Date.

As set forth in Section IV.D of the Plan (but subject to Section IV.G of the Plan), the Employee shall be entitled to participate during the Severance Period in the applicable Company-provided health plans for active employees in which the Employee participated prior to termination by paying on an after-tax basis the applicable employee contribution charged to active employees receiving similar coverage.  If the Employee participates in such plan, the actuarial cost of such coverage in excess of the applicable employee contribution paid by the Employee, as determined by the Company, shall be imputed as taxable income to the Employee.

As set forth in Section IV.F of the Plan (but subject to Section IV.G of the Plan), the Employee shall be entitled to participate during the Severance Period in the group life insurance benefits generally available to active employees of the Company and its subsidiaries.  The Employee shall be required to pay the costs of such coverage on the same basis as prior to the date of termination.  Any portion of the premium paid by the Company shall be imputed as taxable income to the Employee.

The Employee will continue to participate in and accrue benefits in the Springleaf Finance, Inc. Retirement Plan (the “Retirement Plan”) through the Severance End Date.  The Retirement Plan deems an Employee on severance payroll continuation to be a participant in the Plan.  If the Employee is vested and has the age and service to commence a benefit, benefits under the Retirement Plan may commence after the last day on payroll.

Except as set forth in this Agreement and Sections IV.C through F of the Plan, there are no other payments or benefits due to the Employee from the Company.  The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Section 409A of the Internal Revenue Code to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement.

IV.

Release of Claims

In partial consideration of the payments and benefits described in Section IV of the Plan, to which the Employee agrees the Employee is not entitled until and unless he executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against Springleaf and its shareholders, AIG and its subsidiaries (other than C.V. Starr &

Co., Inc. and Starr International Company, Inc.), and their successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”), including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided, that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under this Agreement or with respect to any rights to indemnification under ___________________ (the “Unreleased Claims”).  In addition, the Employee waives any claim to reinstatement or re-employment with Springleaf, the Employee shall not seek or accept employment with Springleaf after the Termination date and the Employee agrees not to bring any claim based upon the failure or refusal of Springleaf to employ the Employee hereafter.

V.

Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.  By signing this Agreement the Employee:

(a)  Acknowledges that the Employee shall not initiate or cause to be initiated on his behalf any Proceeding and shall not participate in any Proceeding, in each case, except as required by law;

(b)  Waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”); and

(c)  Acknowledges that the Employee shall be limiting the availability of certain remedies that the Employee may have against Springleaf and limiting also the Employee’s ability to pursue certain claims against the Releasees.

Notwithstanding the above, nothing in Section V of this Agreement shall prevent the Employee from:

(x)  Initiating or causing to be initiated on his or her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his or her claims under the ADEA contained in Section IV of this Agreement (but no other portion of such waiver), or

(y)  Initiating or participating in an investigation or proceeding conducted by the EEOC.

VI.

Time to Consider

The payments and benefits payable to the Employee under this Agreement include consideration provided to Employee over and above anything of value to which the Employee already is entitled.  The Employee acknowledges that the Employee has been advised that the Employee has 21 days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII.

Revocation

The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the General Counsel of the Company no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement.  Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement.  If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of Springleaf under any section of this Agreement or the Plan.

VIII.

No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or Springleaf.

IX.

Restrictive Covenants

A.

Non-Competition/Non-Solicitation

The Employee acknowledges and recognizes the highly competitive nature of the businesses of AIG and accordingly agrees as follows:

1.  During the period commencing on the Employee’s Termination Date and ending on the earlier of the (i) the one-year anniversary of such date and (ii) the Severance End Date (the “Restricted Period”), the Employee shall not, directly or indirectly:

(a)  Engage in any “Competitive Business” (defined below) for the Employee’s own account;

(b)  Enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c)  Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)  Interfere with business relationships between Springleaf and customers or suppliers of, or consultants to Springleaf.

2.  For purposes of this Section IX, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which Springleaf does business:

(a)  [Intentionally Omitted]

(b)  The life and accident and health insurance business;

(c)  The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that Springleaf as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, a “Springleaf Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any Springleaf Insurance Product;

(d)  The investment and financial services business, to the extent that Springleaf is engaged in such businesses; or

(e)  Any other business that as of such date is a direct and material competitor of one of Springleaf’s businesses.

3.  Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of Springleaf which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent or more of any class of securities of such person.

4.  During the Restricted Period, the Employee shall not, directly or indirectly, without Springleaf’s written consent, hire, solicit or encourage to cease to work with AIG or any employee, consultant or agent of Springleaf.

5.  The Employee understands that the provisions of this Section IX.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of Springleaf but the Employee nevertheless agrees and hereby acknowledges that:

(a)  Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Springleaf;

(b)  Such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(c)  Such provisions are not harmful to the general public; and

(d)  Such provisions are not unduly burdensome to the Employee.  In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

6.  It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.

Nondisparagement

The Employee agrees (whether during or after the Employee’s employment with Springleaf) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about Springleaf or AIG, or the officers, directors or managers of Springleaf or AIG, other than to the extent reasonably necessary in order to (a) assert a bona fide claim against Springleaf or AIG arising out of the Employee’s employment with Springleaf, or (b) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

C.

Code of Conduct

The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Code of Ethics for Principal Executive and Senior Financial Officers that continue to apply after termination of employment.

D.

Confidentiality/Company Property

The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice Springleaf and would be detrimental to Springleaf’s continuing relationship with its employees.  Accordingly, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement to anyone other than the Employee’s immediate family, attorneys or tax advisors, and further agrees to use the Employee’s best efforts to ensure that none of those individuals will reveal its existence or contents to anyone else.  The

Employee shall not, without the prior written consent of Springleaf, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information, Personal Information or information about the existence or content of this Agreement when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Springleaf, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall:

(a)  Promptly notify Springleaf of such order;

(b)  At the written request of Springleaf, diligently contest such order at the sole expense of Springleaf; and

(c)  At the written request of Springleaf, seek to obtain, at the sole expense of Springleaf, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Upon the Termination Date the Employee shall return Springleaf property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. For purposes of this Section IX.D:

“Confidential Information” shall mean information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary and confidential information relating to the business of Springleaf or its customers, that, in any case, is not otherwise available to the public (other than by the Employee’s breach of the terms hereof).

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company.

E.

Developments

Developments shall be the sole and exclusive property of Springleaf. The Employee agrees to, and hereby does, assign to Springleaf, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that Springleaf is the author of such Developments and owns all of the rights comprised in the copyright of such Developments.  The Employee hereby assigns to Springleaf without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of Springleaf of which the Employee has been made aware, or the products or services of Springleaf of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with Springleaf.

F.

Cooperation

The Employee agrees (whether before or after the Termination Date) to cooperate:

(a)  With Springleaf in connection with any litigation or regulatory matters in which the Employee may have relevant knowledge or information, and

(b)  With all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to Springleaf.

This cooperation shall include, without limitation, the following:

(x)  To meet and confer, at a time mutually convenient to the Employee and Springleaf, with Springleaf’s designated in-house or outside attorneys for trial preparation purposes, including answering questions, explaining factual situations, preparing to testify, or appearing for deposition;

(y)  To appear for trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and

(z)  To give truthful sworn statements to Springleaf’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt Springleaf’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their record instructions at deposition.

The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this paragraph.

G.

Provision of Information

The Employee agrees that the Employee (a) has read and understood the promises of Section IV.G of the Plan relating to Severance Offset Amounts (as defined in the Plan) and the circumstances under which benefits under the Plan shall be reduced on account of future employment and other income, (b) shall provide promptly to the Claims Administrator (as defined in the Plan) or his or her designee, as applicable, without request, all information known to the Employee that may be applicable to determining Severance Offset Amounts and/or the Employee’s eligibility for continuing active employee health coverage under Section IV.G of the Plan and (c) shall provide promptly to the Claims Administrator or his or her designee, as applicable, all other information the Company may reasonably request for purposes of determining Severance Offset Amounts and/or the Employee’s eligibility for continuing active employee health coverage under Section IV.G of the Plan.

If the Company reasonably determines that the Employee received Severance Installments (or other benefits as set forth in Sections IV.C through F of the Plan) that should not have been paid or delivered because of Severance Offset Amounts under Section IV.G of the Plan, the Employee shall be obligated to repay to Springleaf, immediately and in a cash lump sum, such amounts that should not have been paid or delivered (which shall, for the avoidance of doubt, be calculated on a pre-tax basis).

X.

Enforcement

If at any time (a) the Employee breaches any of the provisions of this Agreement or (b) the Plan Administrator of the Plan determines that grounds existed, on or prior to the Termination Date, including prior to the Effective Date of the Plan, for Springleaf to terminate the Employee’s employment for “Cause” (as defined in the Plan), (y) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (z) the Employee shall be obligated to repay to Springleaf, immediately and in a cash lump sum, the amount of any Severance Installments and other Severance benefits (other than any amounts received by the Employee under Section IV.D, E or F) previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.

The Employee acknowledges and agrees that Springleaf’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Springleaf, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, Springleaf shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the Plan Administrator that the Employee has violated any provision of Section IX of this Agreement, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Employee had not violated Section IX of this Agreement.

XI.

General Provisions

A.

No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B.

Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF INDIANA. THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN INDIANA.

C.

Entire Agreement/Counterparts

This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing, signed by the parties hereto.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

D.

Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt.  Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company.

If to the Company, to:

Springleaf Finance, Inc.

601 N.W. Second Street

Evansville, IN 47708

Fax: 812-468-5396

Attn: General Counsel

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE

By:

Name:

Title:

Date:

SPRINGLEAF FINANCE, INC.

By:

Name:

Title:

Date: